Exhibit 5.6

NexGen Energy Ltd.

Head Office

3150 – 1021 West Hastings Street

Vancouver, BC, V6E 0C3

Tel: 604.428.4112

Fax: 604.259.0321

Saskatoon Office

Suite 200, 475-2nd Ave S

Saskatoon SK, S7K 1P4

Tel: 306 954 2275

CONSENT OF QUALIFIED PERSON

I, Simon Allard, P.Eng., Vice President, Commercial for NexGen Energy Ltd., consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-10 of NexGen Energy Ltd. and any amendments or supplements thereto (the “Registration Statement”), of the information prepared by me, that I supervised the preparation of or reviewed or approved by me, or for which I have assumed responsibility, that is of a scientific or technical nature and all other references to such information included or incorporated by reference in the Registration Statement.

Date: October 9, 2025

/s/ Simon Allard
Name: Simon Allard, P.Eng.
Title: Vice President, Commercial for NexGen Energy Ltd.